VOLUNTARY POOLING AGREEMENT

THIS AGREEMENT, dated for reference May 18, 2006, is made:

BETWEEN:

WILDCAT SILVER CORPORATION., a company existing
under the laws of British Columbia and having its head office at
Suite 400, 837 West Hastings Street, Vancouver, British Columbia,
V6C 3N9

(the “Company”);

AND:

DIAMOND HILL INVESTMENT CORP., a corporation duly
incorporated and validly subsisting under the laws of British
Columbia, and having an office at 5903 Larch Street, Vancouver,
British Columbia, V6M 4E5

(the “Shareholder”);

WHEREAS:

A. Pursuant to a share purchase agreement dated for reference May 18, 2006 entered into between the Company and the Shareholder (the “Share Purchase Agreement”) the Company issued to the Shareholder an aggregate of 22,500,000 Class “B” special warrants of the Company (the “Special Warrants”).

B. Each of the Special Warrants is exercisable to acquire one common share in the capital of the Company (the “Shares”) for no additional consideration, pursuant to the terms and conditions of the Share Purchase Agreement and the certificates representing such Special Warrants.

C. The Company and the Shareholder have agreed to restrict the Special Warrants and the Shares from being disposed of by the Shareholder on the terms and conditions of this Agreement.

D. Unless otherwise defined in this Agreement, all defined terms used in this Agreement have the meaning assigned to them in the Share Purchase Agreement.

THEREFORE, the parties agree:

1.	POOLING ARRANGEMENT

1.1 The Shareholder agrees, effective as of the date of this Agreement (the “Effective Date”), not to transfer, assign, option, dispose of, pledge or encumber any interest in the Special

Warrants or the Shares (the “Restrictions on Disposition”) for a period from the Effective Date to the Completion Date.

1.2 Subject to subsection 1.3 of this Agreement, in the period from the Effective Date to the date which is 36 months following the Effective Date, the Shares will be released from the Restrictions on Disposition to the Shareholder in accordance with the release schedule set out in Schedule “A” to this Agreement.

1.3 Notwithstanding subsection 1.2 of this Agreement, the Shares will be released from the Restrictions on Disposition on the earlier of:

(a)

the day the Company completes, or has completed, a technical report in accordance with National Instrument 43-101, Standards of Disclosure for Mineral Projects, (“NI 43-101”) that identifies a measured, indicated or inferred mineral resource (as defined in NI 43-101) of at least 20,000,000 ounces of silver on the Property; and

(b)	the day an independent arm’s length third party completes a takeover bid, or otherwise acquires, over 50% of the issued and outstanding shares of the Company.

1.4 Upon their release from the Restrictions on Disposition pursuant to subsections 1.2 or 1.3 of this Agreement, the Shares will cease to be governed or affected by this Agreement.

1.5 During the period in which the Shares are subject to the Restrictions on Disposition pursuant to this Agreement:

(a)	the Shareholder may exercise all voting rights attached to the Shares held by the Shareholder;

(b)

the Shares may be transferred to another person only if the Company’s board of directors has approved the transfer provided that any such transfer will only be effective if the transferee agrees to be bound by the terms of this Agreement and signifies such agreement by entering into a voluntary pooling agreement in respect of the shares that are to be transferred on the same terms as are contained in this Agreement.

1.6 The Company will conspicuously mark all certificates representing the Shares with the following legend:

“The shares represented by this certificate are subject to a voluntary pooling agreement between the Company and Diamond Hill Investment Corporation, dated May 18, 2006 (the “Agreement”), and are subject to a hold period that expires on the earlier of <> [ the date that is either 6, 12, 18, 24, 30 or 36 months following Effective Date] and the day calculated pursuant to subsection 1.3 of the Agreement.

2.	AMENDMENT AND ASSIGNMENT

This Agreement may be amended only by a written agreement among the parties to this Agreement.

3.	FURTHER ASSURANCES

The Company and the Shareholder will execute and deliver any further documents and perform any acts necessary to carry out the intent of this Agreement.

4.	TIME

Time is of the essence of this Agreement.

5.	NOTICES

All notices, documents and other communications (“Notices”) required or permitted to be given to the parties to this Agreement shall be in writing, and shall be addressed to the parties as follows or at such other address as the parties may specify from time to time:

(a)	the Company:

Wildcat Silver Corporation
400 – 837 West Hastings Street
Vancouver, B.C.
V6C 1S4

Attention: President
Facsimile No.: (604) 687-1715

(b)	the Shareholder:

Diamond Hill Investment Corp.
5903 Larch Street
Vancouver, B.C.
V6M 4E5

Attention: President
Facsimile No.: (604) 267-1149

Notices must be delivered to the party to which notice is to be given to the address above or to such other address as a party may by Notice to the other parties advise. If Notice is delivered or transmitted by telecopier during the normal business hours of the recipient, it will be deemed to be received when delivered or sent by telecopier. If a Notice is delivered or transmitted by telecopier outside of normal business hours of the recipient, it will be deemed to be received at the commencement of normal business hours of the recipient on the next business day.

6.	COUNTERPARTS

This Agreement may be executed in two or more counterparts, each of which will be deemed to be an original and all of which shall constitute one agreement.

7.	LANGUAGE

Wherever a singular expression is used in this Agreement, that expression is deemed to include the plural or the body corporate where required by the context.

8.	ENUREMENT

This Agreement enures to the benefit of and is binding on the parties and their successors and permitted assigns.

9.	APPLICABLE LAW

This Agreement is subject to and governed by the laws of British Columbia and the parties irrevocably attorn to the non-exclusive jurisdiction of the courts of British Columbia for the resolution of all disputes arising under or in connection with this Agreement.

10.	CONFLICTING AGREEMENTS

Where a provision of this Agreement conflicts or is inconsistent with a provision of any other agreement to which either or both of the Company and Diamond Hill are party, the terms of this Agreement will supersede any such conflicting provision.

IN WITNESS of this Agreement, the parties have executed and delivered this Agreement as of the date given above.

WILDCAT SILVER CORPORATION

“Donald B. Clark”
_______________________________
Authorized Signatory

DIAMOND HILL INVESTMENT CORP.

“R. Stuart Angus”
_______________________________
Authorized Signatory

Schedule “A” to the Voluntary Pooling Agreement

Release Schedule for 22,500,000 Shares

Timed Release

The appropriate percentages of the Shares (as set out below) will be released on the later of: (i) the date of issuance of the Shares pursuant to the exercise of the Special Warrants; and (ii) the release dates set out below.

RELEASE DATES	Percentage of Total Shares to be Released	Total Number of Shares to be Released
May 18, 2006	10% of Shares	2,250,000
November 18, 2006	15% of Shares	3,375,000
May 18, 2007	15% of Shares	3,375,000
November 18, 2007	15% of Shares	3,375,000
May 18, 2008	15% of Shares	3,375,000
November 18, 2008	15% of Shares	3,375,000
May 18, 2009	15% of Shares	3,375,000
TOTAL	100%	22,500,000